Exhibit 2.1

AMENDMENT

Dated as of June 27, 2016

to

AGREEMENT AND PLAN OF MERGER

Dated as of January 26, 2016

By and Among

LOCKHEED MARTIN CORPORATION,

ABACUS INNOVATIONS CORPORATION,

LEIDOS HOLDINGS, INC.

and

LION MERGER CO.

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to Agreement and Plan of Merger (the “Merger Agreement”), by and among Lockheed Martin Corporation, a Maryland corporation (“LMC”), Abacus Innovations Corporation, a Delaware corporation and wholly owned subsidiary of LMC (“Spinco”), Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), and Lion Merger Co., a Delaware corporation and wholly owned subsidiary of RMT Parent (“Merger Sub”), is made as of the 27th day of June 2016. Each of LMC, Spinco, RMT Parent and Merger Sub is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into the Merger Agreement as of January 26, 2016, and contemporaneously therewith LMC and Spinco entered into a Separation Agreement (the “Separation Agreement”);

WHEREAS, at the Merger Effective Time, Merger Sub will be merged with and into Spinco, with Spinco continuing as the surviving corporation, all upon the terms and conditions of the Merger Agreement; and

WHEREAS, in accordance with the terms and conditions of the Merger Agreement, the Parties desire to amend the Merger Agreement in the manner set forth in this Amendment, and contemporaneously with this Amendment LMC and Spinco are amending the Separation Agreement with the consent of RMT Parent;

NOW, THEREFORE, in consideration of the foregoing, the amendment of the Separation Agreement and the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Merger Agreement.

Section 2. Amendment to Section 2.09. Section 2.09 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Prior to the Merger (regardless of whether the actual payment date for any RMT Parent Special Dividend is before, on or after the Merger Effective Time), RMT Parent, subject to Applicable Law, shall declare a special dividend to the holders of its then-outstanding common shares as of a record date prior to the Closing Date (provided that, in the event the Distribution is in the form of an Exchange Offer, (i) RMT Parent will advise LMC at least seven days prior to the anticipated commencement of the Exchange Offer of the anticipated record date and ex-dividend date on the NYSE for the RMT Parent Common Stock in respect of the special dividend and (ii) the ex-dividend date in the regular way market on the NYSE for the RMT

Parent Common Stock in respect of the special dividend shall not be during the averaging period used to determine the final exchange ratio in the Exchange Offer), in an amount per share equal to $13.64.”

Section 3. Corporate Authorization; No Conflict. Each Party represents and warrants that it has the necessary corporate power and authority to enter into this Amendment and to carry out its obligations hereunder. The execution and delivery by each Party of this Amendment, and the consummation of the transactions contemplated by this Amendment, have been duly authorized by all requisite corporate action on the part of each Party, except in the case of Spinco and Merger Sub for the approval of LMC and RMT Parent, respectively, in their capacities as sole stockholder of such Parties. The execution, delivery and performance by each Party of this Amendment do not (i) contravene or conflict with its articles or certificate of incorporation or its bylaws or (ii) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of any material contract to which any such Party is a signatory or otherwise is bound, except in any such case as would not reasonably be expected (A) in the case of LMC or Spinco, to (I) materially and adversely affect the ability of LMC or Spinco to carry out its obligations under and to consummate the Contemplated Transactions or (II) otherwise have a Spinco Material Adverse Effect, or (B) in the case of RMT Parent or Merger Sub, to (I) materially and adversely affect the ability of RMT Parent or Merger Sub to carry out its obligations under and to consummate the Contemplated Transactions or (II) otherwise have an RMT Parent Material Adverse Effect.

Section 4. Related Amendments. If and to the extent any other amendments to the Merger Agreement or the Separation Agreement are necessary to give effect to the changes contemplated by this Amendment, the Parties agree to make such further amendments.

Section 5. Limited Amendment. Except as specifically provided in this Amendment, the Merger Agreement shall remain in full force and effect without any other amendments or modifications.

Section 6. Tax Matters. For the avoidance of doubt, (i) the execution of this Amendment and the consummation of the transactions contemplated hereby shall not be considered (A) an action or failure to take an action by any LMC Entity for purposes of clauses (x) and (y) of Section 2.04(c) of the Merger Agreement or (B) a LMC Disqualifying Action (as defined in the Tax Matters Agreement), and (ii) for purposes of Section 10(a) or Section 10(b) of the Tax Matters Agreement, any adjustment to the number of shares of RMT Parent Capital Stock (as defined in the Tax Matters Agreement) related, directly or indirectly, to the payment of the RMT Parent Special Dividend shall not be considered “described in the Transaction Documents” or “provided for under the Merger Agreement.”

Section 7. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts (including by facsimile or PDF), with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Parties hereto and RMT Parent shall have received a copy of the Separation Agreement signed by LMC and Spinco.

Section 8. Governing Law. This Amendment shall be construed in accordance with and governed by federal law and the laws of the State of Delaware (without regard to the choice of law provisions thereof).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties caused this Amendment to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
Name: Stephen M. Piper
Title: Vice President and Associate General Counsel

ABACUS INNOVATIONS CORPORATION

By:	/s/ F. Barry Hennegan	(SEAL)
Name: F. Barry Hennegan
Title: Vice President and Secretary

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone	(SEAL)
Name: Roger A. Krone
Title: Chief Executive Officer

LION MERGER CO.

By:	/s/ Roger A. Krone	(SEAL)
Name: Roger A. Krone
Title: President

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]